Exhibit 10.35
January 9, 2008
Mr. Michael R. Shaw
C/O SpencerStuart
Dear Mike:
     On behalf of Selectica, Inc. (the “Company”), I am pleased to offer you the position of Vice President/General Manager for the Sales Configuration Solutions Business Unit, as a regular full-time employee, reporting directly to the Chairman and CEO, commencing on or before January 14, 2008. The terms and conditions of your offer will be as follows:
Salary: This position is considered salaried exempt, with an annual base salary of $250,000.00, which will be paid semi-monthly in the amount of $10,416.67, less applicable taxes and withholdings according to the Company’s standard payroll procedures. The Company performs annual salary and performance reviews and endeavors to remain competitive with industry compensation standards. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments that are inconsistent with your obligations to the Company.
Incentive Plan: You will eligible to participate in the Company’s formal Incentive Plan, which is based upon both pre-determined Company operational goals as well as reasonable goals relevant to your position (MBO). The details of both the corporate goals as well as the MBOs will be communicated and agreed between you and your manager within your first month of employment with Selectica. The Incentive Plan is based upon percentage of annual salary, and this position is eligible for an incentive of 25% of annual salary. Therefore, for the balance of FY’08, this position will be eligible for an annual incentive of $62,500, calculated and paid quarterly against established goals as detailed above. You will also be eligible for an overachievement incentive TBD should the annual revenue goal for FY’08 be exceeded.
Restricted Shares: You will receive 75,000 restricted shares of the Company’s Common Stock under the Plan (the “Shares”). All of the Shares will vest on the earliest Permissible Trading Day after the close of the second consecutive fiscal quarter for which the Company’s consolidated financial statements, as reported on a Form 10-K or Form 10-Q filed with the Securities and Exchange Commission, show that the Company earned net income. In addition, (a) 50% of the Shares will vest if the Company is subject to a Change in Control and (b) 50% of the Shares will vest if (i) the Company is subject to a Change in Control and (ii) you are subject to an Involuntary Termination within 12 months after the Change in Control. The grant of the Shares will be subject to the other terms and conditions set forth in the Plan and the Company’s form of Restricted Stock Agreement. A “Permissible Trading Day” is a day on which you are able to sell shares of the Company’s Common Stock in a public market without violating applicable laws or Company policies, as defined more specifically in your Restricted Stock Agreement.
Stock Options: Subject to Board approval, you will receive an option to purchase 150,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value of the Company’s Common Stock per share on the day when your options are granted by the Company’s Board of Directors. The
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term of the option will be 10 years, subject to earlier expiration in the event of the termination of your service. You will vest in 25% of the option shares after 12 months of continuous service, and the remaining balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement. The option will become exercisable in full if the Company is subject to a Change in Control, as defined in the Company’s 1999 Equity Incentive Plan (the “Plan”), after you have completed your first 12 months of continuous service. The option will also become exercisable in full if (a) the Company is subject to a Change in Control during your first 12 months of continuous service and (b) you are subject to an Involuntary Termination, as defined in the Plan, within 12 months after the Change in Control. The grant of the option will be subject to the other terms and conditions set forth in the Plan and in the Company’s standard form of Stock Option Agreement.
Severance Benefits: You and the Company will enter into a Severance Agreement, the form of which is enclosed as Exhibit A. The Severance Agreement provides, among other things, for (a) the continuation of your base salary and health insurance benefits for six months if you are discharged without Cause at any time or (b) the continuation of your base salary and health insurance benefits for 12 months if you are discharged without Cause or resign for Good Reason within 12 months after a Change in Control. (The capitalized terms are defined in the Severance Agreement.) You will be required to execute a release in the form attached to the Severance Agreement as a condition of receiving these benefits.
Benefits: You will be entitled to receive employee benefits, including PTO and holidays, under the Company’s standard employee benefits program, as it may be amended from time to time. Your eligibility to receive employee benefits will be subject in each case to the generally applicable terms and conditions of the benefit plan in question and to the determination of any person or committee administering such plan.
     Your employment with the Company will be “at will” meaning that either you or the Company will be entitled to terminate our employment at any time for any reason, with or without cause. Any contrary representations that have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only changed in an express written agreement signed by you and an authorized officer of the Company.
     During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with or otherwise conflicts with the business or proposed business of the Company. While you render services to the Company, you also will not assist any other person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.
     Other than your Stock Option and Restricted Stock Agreements (the terms of which shall be determined by the Company’s Board of Directors in its sole discretion and evidenced and governed by the applicable stock option agreement and 1999 Equity Incentive Plan) as well as your Severance Agreement, this letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings or agreements, oral or written, between you and the Company.
     Any additions or modifications of these terms will have to be in writing and signed by you and an officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.
     On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment eligibility within three business days after you begin work.
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     We believe there is a tremendous opportunity in your joining Selectica’s Executive Team at this time. We hope that you find the foregoing terms acceptable, and look forward to the start of your new career with the Company.
     This offer is contingent upon the successful completion of a reference and background check. Please find a background check consent form enclosed to be returned to Karen O’Brien in Human Resources. As with all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement as well as the Arbitration Agreement. This offer is effective as of January 9, 2008. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter as well as the enclosed Proprietary Information and Inventions Agreement and the Arbitration Agreement and returning them to Karen O’Brien.
This offer of employment supersedes any prior offers of employment with Selectica and will expire at the close of business on January 11, 2008.
Sincerely,
SELECTICA, INC.
Robert Jurkowski
Chairman & CEO
Agreed and accepted on January 10, 2008

/s/ Michael R. Shaw / Signature	January 14, 2008 Start Date

Michael R. Shaw (Print Name)
Enclosures:
Change In Control Agreement
Proprietary Information and Inventions Agreement
Background Consent Form
Arbitration Agreement
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